Exhibit 99.5

Legend Oil and Gas LTD. Acquires Bakken Lands

SEATTLE, Washington. – May 4, 2011 – Legend Oil and Gas Ltd. (OTCBB: LOGL) ( “Legend”, the “Company”) is pleased to announce that it has begun the permitting process for the drilling of its development program on its producing leases in Piqua Kansas.  It is anticipated that the Company will drill three wells in this development program.

“With oil prices topping $100 per barrel and a significant level of development potential, we are excited about the prospect of bringing additional production on-stream on our leases” said Legend President; Marshall Diamond-Goldberg.  The shallow nature of the reservoir should allow the Company to drill this three well program within a two week time frame.  With production infrastructure already in place, the Company expects to see new production soon after equipping of the wells is completed.

About Legend Oil and Gas Ltd.

Legend Oil and Gas Ltd. is a managed risk, oil and gas exploration/exploitation, development and production company with activities currently focused on leases in southeastern Kansas and northern North Dakota.

Investor Contact

Marshall Diamond-Goldberg, President
403-617-2071